As filed with the Securities and Exchange Commission on March 22, 2013

Registration No. 333-25477

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOCLINICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2872047
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

826 Newtown-Yardley Road
Newtown, Pennsylvania 18940-1721
(267) 757-3000
 (Address and telephone number, including area code, of principal executive offices)

Mark L. Weinstein
President and Chief Executive Officer
BioClinica, Inc.
826 Newtown-Yardley Road
Newtown, Pennsylvania 18940-1721
(267) 757-3000
 (Name, address, and telephone number, including area code, of agent for service)

With a copy to:

Robert B. Pincus, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

P.O. Box 636

Wilmington, DE 19899-0636

(302) 651-3000

Date of commencement of sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instructions I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3, (Registration No. 333-25477) previously filed by BioClinica, Inc. (the “Registrant”) with the Securities and Exchange Commission on April 18, 1997 (the “Registration Statement”). The Registration Statement registered 1,600,000 shares of common stock, par value $0.00025 per share, of the Registrant for resale by the selling stockholder named therein.

On March 13, 2013, pursuant to the terms of the Agreement and Plan of Merger, dated January 29, 2013, by and among the Registrant, BioCore Holdings, Inc., a Delaware corporation (“Parent”), and BC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving as a wholly-owned subsidiary of Parent.  As a result of the Merger, the Registrant’s common stockholders became entitled to receive $7.25 for each share of common stock, par value $0.00025 per share, of the Registrant held by such stockholders immediately before the effectiveness of the Merger.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement.  In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of such offering, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-25477) to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Newtown, in the State of Pennsylvania, on the 22nd day of March, 2013.

BIOCLINICA, INC.

By:	/s/ Mark L. Weinstein
Mark L. Weinstein
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark L. Weinstein
Mark L. Weinstein	President, Chief Executive Officer and Director	March 22, 2013
(Principal Executive Officer)

/s/ Ted I. Kaminer
Ted I. Kaminer	Chief Financial Officer	March 22, 2013
(Principal Executive and Accounting Officer)

/s/ Paul S. Levy
Paul S. Levy	Director	March 22, 2013

/s/ Michel Lagarde
Michel Lagarde	Director	March 22, 2013

/s/ Daniel Agroskin
Daniel Agroskin	Director	March 22, 2013

/s/ Andrew Goldfarb
Andrew Goldfarb	Director	March 22, 2013

/s/ Richard Charpie
Richard Charpie	Director	March 22, 2013